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                                                                      Exhibit 23

                           CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Ventas, Inc. and in the Registration Statement (Form S-8 No. 333-02717) pertaining to the Vencor, Inc. 1987 Incentive Compensation Plan; the Registration Statement (Form S-8 No. 333-40737) pertaining to the Ventas, Inc. 2000 Incentive Compensation Plan; the Registration Statement (Form S-8 No. 33-34191) pertaining to the Vencor, Inc. 1987 Stock Option Plan for Non-Employee Directors; the Registration Statement (Form S-8 No. 333-40735) pertaining to the Ventas, Inc. 2000 Stock Option Plan for Directors; the Registration Statement (Form S-8 No. 333-25519) pertaining to the TheraTx, Inc. 1996 Stock Option/Stock Issuance Plan; and the Registration Statement pertaining to the Ventas, Inc. Common Stock Purchase Plan for Directors (Form S-3 No. 333-65642), of our report dated February 8, 2002 with respect to the consolidated financial statements of Ventas, Inc., included in its 2001 Annual Report to Shareholders.

Our audits also included the financial statement schedule of Ventas, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                              /s/ Ernst & Young LLP
                                              ---------------------

Louisville, Kentucky
March 21, 2002